Exhibit 99.1

CT COMMUNICATIONS PRESS RELEASE
For Immediate Release
March 1, 2007
Concord, NC
Contact:
Jim Hausman
704.722.2410
Ron Marino
704.722.2212
CT Communications Announces
Fourth Quarter and Full Year 2006 Results

Fourth Quarter 2006 Highlights
•	Net income increased 33.3% to $5.2 million, or $0.26 per diluted share

•	Operating income increased 23.9% to $7.7 million

•	Operating revenue of $44.8 million

•	32% increase in Digital Subscriber Line “DSL” customers

•	Over 9,000 ILEC homes passed with fiber facilities

•	11% increase in Greenfield access lines
Total Year 2006 Highlights
•	Record profits with net income of $71.7 million

•	Revenue increases to $176.9 million with operating income up 10.5%
Fourth Quarter 2006 Results
CT Communications, Inc. (NASDAQ: CTCI) announces net income of $5.2 million for the fourth quarter of 2006, a 33.3% increase over the same period last year. Diluted earnings per common share increased to $0.26 per share in the fourth quarter of 2006 from $0.20 per share in the same quarter last year. Operating revenue for the fourth quarter of 2006 was $44.8 million, an increase of $0.5 million when compared to the fourth quarter of 2005. The increase in operating revenue was driven by a $1.5 million increase in customer recurring revenue due to strong customer growth in several of the Company’s businesses. DSL customers increased 32%, Wireless subscribers increased 7% and Greenfield access lines increased 11% compared to the end of 2005. In addition to the growth in customer recurring revenue, revenue associated with telephone system sales and universal service each increased $0.3 million compared to the prior year quarter. Access and interconnection revenue declined from the fourth quarter of 2005, which included the recognition of $1.4 million related to previously disputed carrier access and interconnection billings.
The fourth quarter of 2006 represented the second quarter of cable company telephone service competition in the Company’s ILEC service territory. ILEC average monthly churn during the fourth quarter was 1.3% compared to 1.1% in the same period last year. ILEC access lines decreased 3.4% from the end of the fourth quarter last year.
Operating expense in the fourth quarter of 2006 was $37.0 million, a decrease of $1.0 million, or 2.7%, compared to the fourth quarter of 2005. The decrease in operating expense was attributable to a $0.4 million increase in capitalized personnel costs associated with the Company’s video initiative, a $0.3 million decrease in personnel and benefits expense, a $0.3 million decrease in access and interconnection expense and a $0.3 million favorable settlement of disputed franchise taxes. Partially offsetting these expense reductions was a $0.3 million increase in selling expenses related to customer retention and contract renewal efforts.
Operating income increased $1.5 million to $7.7 million in the fourth quarter of 2006, a 23.9% increase compared to the fourth quarter of 2005. Operating margin was 17.3% for the fourth quarter of 2006 and 14.1% for the fourth quarter of 2005.
Other income in the fourth quarter of 2006 increased to $0.6 million primarily due to a $0.3 million increase in investment income and a $0.3 million decrease in interest expense.
Full Year 2006 Results
Operating revenue for the year ended December 31, 2006 increased 3.0% to $176.9 million compared to $171.7 million for the year ended December 31, 2005. The $5.2 million increase in operating revenue was mainly due to a $3.8 million increase in customer recurring revenue, a $0.8 million increase in universal service revenue and a $0.4 million increase in Wireless roaming and settlement revenue. Operating expense increased $2.9 million to $152.6 million for the year ended December 31, 2006, compared to 2005. The increase in operating expense was mainly attributable to a $1.6 million increase in selling expense and a $0.6 million increase in Wireless handset and accessory expense. The increase in selling expense was driven by an increase in marketing expense associated with the Company’s plans to address cable telephone competition in the Company’s ILEC service territory, as well as commissions related to our Wireless renewal and retention programs. The increase in Wireless handset and accessory expense was primarily due to the Company’s contract renewal programs.
Operating income increased 10.5% to $24.3 million for the year ended December 31, 2006, compared to the year ended December 31, 2005. The increase in operating income was primarily related to the growth in the Company’s Internet and Data Services segment, which recorded a 160% or $2.6 million increase in operating income for 2006.
Net income for the year ended December 31, 2006 was $71.7 million, or $3.62 per diluted common share, compared to $14.5 million, or $0.77 per diluted common share for the same period last year. Included in net income for the year ending December 31, 2006 was $54.2 million, or $2.74 per diluted common share, related to the sale of Palmetto MobileNet’s (“PMN”) interests in ten wireless partnerships. Excluding the PMN transaction, earnings per share increased 14.3% to $0.88 per diluted common share from the same period last year.
Fourth Quarter 2006 Results by Business Unit
•
ILEC — (“Concord Telephone”)
Concord Telephone’s operating revenue decreased $0.9 million to $23.7 million in the fourth quarter of 2006 compared to the same quarter in 2005. The decrease in operating revenue was mainly due to a $1.4 million decrease in access and interconnection revenue that was partially offset by a $0.3 million increase in both telephone system sales and universal service revenue. In the fourth quarter last year the ILEC recorded revenue of $1.4 million from the settlement and recovery of previously disputed carrier access and interconnection billings. Operating expense decreased 1.9% to $17.3 million in the fourth quarter of 2006 compared to the same quarter in 2005. The $0.3 million decrease in operating expense was primarily attributable to a $0.7 million decrease in cost of service that was partially offset by a $0.5 million increase in selling, general and administrative expense. The decrease in cost of service was largely due to a $0.4 million decrease in personnel expense and a $0.2 million decrease in access and interconnection expense. Operating income decreased 8.7% to $6.4 million in the fourth quarter of 2006 compared to the same period last year. This resulted in an operating margin of 26.8% for the fourth quarter of 2006 compared to 28.2% for the fourth quarter of 2005. Concord Telephone ended 2006 with 106,420 access lines in service, a 3.4% decrease from the end of 2005.

The Company is making final preparations for the launch of a video trial to select customers in the ILEC service territory during the first quarter of 2007. The video service offered to customers participating in this trial will include a fully competitive channel line-up, including high definition programming and digital video recording (“DVR”) capabilities. The trial participants will have video, data and voice services delivered through fiber optic facilities, which are part of the fiber initiative that passed 9,000 ILEC homes at the end of 2006. Initial broadband service download speeds for customers in this trial will be up to 15 Mbps, but future product capabilities will likely move well beyond this rate.

•
Wireless Service — (“Wireless”)
Wireless operating revenue increased 6.1% to $10.0 million in the fourth quarter of 2006 compared to the same period in 2005. The $0.6 million increase in operating revenue was driven by a $0.8 million increase in customer recurring revenue associated with a 7% growth in subscribers, but was partially offset by a decrease in settlement and roaming revenue. Operating expense increased $0.3 million, or 3.6%, from the same period last year primarily due to a $0.2 million increase in network operations expense related to higher minutes of use on the Company’s wireless network. Operating income increased $0.3 million to $1.2 million in the fourth quarter of 2006 compared to the same period last year. Wireless ended 2006 with 49,157 subscribers, an increase of 3,019, or 7%, compared to the end of 2005.

•
CLEC — (“CTC Exchange Services”)
CTC Exchange Services’ operating revenue increased 1.9% to $4.7 million in the fourth quarter of 2006 compared to the same quarter last year. The increase in operating revenue was due to a $0.1 million increase in access and interconnection revenue related to the growth in access lines. Operating expense decreased 5.5% to $4.9 million in the fourth quarter of 2006 compared to the same period last year. The decrease in operating expense was largely due to a $0.4 million decrease in cost of service, which was attributable to network efficiency initiatives and a decrease in personnel expense. Operating loss for the fourth quarter of 2006 was $0.2 million compared to an operating loss of $0.6 million for the fourth quarter of 2005. CTC Exchange Services ended 2006 with 35,615 access lines compared to 32,546 access lines at the end of last year.

•
Greenfield
Greenfield’s operating revenue increased 9.0% to $2.7 million in the fourth quarter of 2006 compared to the same period last year. The increase in operating revenue was driven by a $0.2 million increase in customer recurring revenue associated with an 11% increase in access lines. Operating expense decreased 2.0% to $3.3 million in the fourth quarter of 2006 compared to the same period last year. Operating loss for the fourth quarter of 2006 declined to $0.6 million, a 31.5% improvement from the $0.9 million operating loss for the fourth quarter of 2005. Greenfield ended 2006 with 16,619 access lines, which represented an increase of 11% from the end of 2005. The Company continues to focus on Greenfield opportunities that leverage Company-owned network infrastructure to minimize the cost to serve additional customers. As of December 31, 2006, the Company had 126 Greenfield projects, which in total represent approximately 55,000 marketable lines at the completion of the projects.

•
Internet & Data — (“CTC Internet Services”)
CTC Internet Services’ operating revenue increased 17.4% to $3.6 million in the fourth quarter of 2006 compared to the same period last year. DSL and High-Speed revenue increased $0.6 million from the same quarter last year, driven by the 32% and 21% growth in DSL and High-Speed customers, respectively, and was partially offset by lower dial-up customer revenue. In the fourth quarter of 2006, the Company continued to experience strong demand for broadband services with over 1,100 net DSL customers added in the quarter. CTC Internet Services ended the year with 25,704 DSL customers, an increase of 6,197 customers compared to the end of 2005. Operating expense decreased 8.4% to $2.3 million in the fourth quarter of 2006 compared to the same period last year. Operating income for the fourth quarter increased $0.8 million, or 138.4%, to $1.3 million, compared to the same period in 2005.

Future Period Guidance
We currently expect operating results to approximate the following during these future periods:
•	1st Quarter 2007
°	Revenue of $44.0 to $45.0 million

°	Operating income of $6.3 to $6.7 million

°	Depreciation expense of $7.9 to $8.1 million

°	Diluted earnings per share of $0.21 to $0.23

°	Capital expenditures of $9.5 to $11.5 million
•	Full Year 2007
°	Revenue of $176.0 to $180.0 million

°	Operating income of $22.0 to $26.0 million

°	Depreciation expense of $31.5 to $33.5 million

°	Diluted earnings per share of $0.79 to $0.83

°	Capital expenditures of $32 to $35 million
CT Communications will host a conference call to discuss the results of the fourth quarter and full year 2006 on Friday, March 2, 2007 at 10:00 AM ET. You are invited to listen live to the conference call over the Internet at www.ctc.net. If you are unable to listen during the live webcast, the call will be archived on the Web site at www.ctc.net until March 31, 2007. Additionally, a replay of the call will be available until 5:00 PM ET on Friday, March 9, 2007 at 800-633-8284. Enter access number 21330760.
CT Communications, Inc., headquartered in Concord, N.C., is a growing provider of integrated telecommunications and related services to residential and business customers located primarily in North Carolina. CT Communications, Inc. offers a comprehensive package of telecommunications services, including broadband high-speed Internet services, local and long distance telephone services, and digital wireless voice and data services.
Certain statements contained in this press release are “forward-looking statements,” within the meaning of federal securities laws. We intend these forward-looking statements to be covered by the safe harbor provisions for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995. These forward-looking statements are subject to risks, uncertainties and assumptions made by management about us, including, among other things, changes in industry conditions created by the Telecommunications Act of 1996 and related state and federal legislation and regulations, the impact of economic conditions related to financial performance of customers, business partners, competitors and peers within the telecommunications industry, the recovery of the substantial costs incurred over the past few years in connection with our expansion into new businesses, retention of our existing customer base and our ability to attract new customers, our ability to control pricing and product offerings in a highly competitive industry, the performance of our investments, rapid changes in technology, our ability to manage capital expenditures related to changes in technology, actions of our competitors, the impact of economic and political events on our business, operating regions and customers, including terrorist attacks and the finalization and completion of the audit of the Company’s financial statements and the assessment of the effectiveness of the Company’s internal control over financial reporting as of December 31, 2006. In some cases, these forward-looking statements can be identified by the use of words such as “may,” “will,” “should,” “expect,” “plan,” “anticipate,” “believe,” “estimate,” “predict,” “project,” “intend” or “potential” or the negative of those words or other comparable words. These forward-looking statements may differ materially from actual events or results because they involve estimates, assumptions and uncertainties and should be viewed with caution. We undertake no obligation to update or revise any forward-looking statements, whether as the result of new information, future events or otherwise. Readers are also directed to consider the risks, uncertainties and other factors discussed in documents filed by us with the Securities and Exchange Commission, including those matters summarized under the caption “Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2005.

CT Communications, Inc.
Consolidated Statements of Income
(Unaudited, in thousands, except per share amounts)

	Three Months Ended December 31,		%
	2006	2005	Change
Operating Revenue
ILEC Services	$23,700	$24,649	(3.9%)
Wireless Services	10,024	9,450	6.1%
CLEC Services	4,721	4,631	1.9%
Greenfield Services	2,677	2,455	9.0%
Internet & Data Services	3,647	3,107	17.4%

Total Operating Revenue	44,769	44,292	1.1%

Operating Expense
ILEC Services	17,347	17,690	(1.9%)
Wireless Services	8,871	8,562	3.6%
CLEC Services	4,897	5,182	(5.5%)
Greenfield Services	3,299	3,365	(2.0%)
Internet & Data Services	2,344	2,561	(8.5%)
Other	279	694	(59.8%)

Total Operating Expense	37,037	38,054	(2.7%)

Operating Income	7,732	6,238	23.9%

Other Income (Expense)
Investment, Equity Method	(1)	293
Gains, Interest, Dividends	1,483	916
Impairment on Investments	—	(17)
Other Expenses, Principally Interest	(856)	(1,132)

Total Other Income (Expense)	626	60

Pre-Tax Income	8,358	6,298

Income Tax Expense	3,199	2,427

Net Income	$5,159	$3,871

Diluted Weighted Average Shares	20,208	18,967

Diluted Earnings Per Share	$0.26	$0.20

CT Communications, Inc.
Consolidated Statements of Income
(Unaudited, in thousands, except per share amounts)

	Twelve Months Ended December 31,		%
	2006	2005	Change
Operating Revenue
ILEC Services	$95,251	$94,561	0.7%
Wireless Services	38,255	36,426	5.0%
CLEC Services	19,091	19,272	(0.9%)
Greenfield Services	10,433	9,636	8.3%
Internet & Data Services	13,841	11,770	17.6%

Total Operating Revenue	176,871	171,665	3.0%

Operating Expense
ILEC Services	71,959	71,039	1.3%
Wireless Services	35,424	33,194	6.7%
CLEC Services	20,227	20,538	(1.5%)
Greenfield Services	13,200	12,417	6.3%
Internet & Data Services	9,678	10,167	(4.8%)
Other	2,122	2,346	(9.5%)

Total Operating Expense	152,610	149,701	1.9%

Operating Income	24,261	21,964	10.5%

Other Income (Expense)
Investment, Equity Method	90,102	4,275
Gains, Interest, Dividends	6,261	2,989
Impairment on Investments	(876)	(546)
Other Expenses, Principally Interest	(3,449)	(4,825)

Total Other Income	92,038	1,893

Pre-Tax Income	116,299	23,857

Income Tax Expense	44,638	9,308

Net Income	$71,661	$14,549

Diluted Weighted Average Shares	19,818	18,947

Diluted Earnings Per Share	$3.62	$0.77

CT Communications, Inc.
Consolidated Balance Sheets
(Unaudited, in thousands)

	December 31,	December 31,
	2006	2005
ASSETS
Cash and Cash Equivalents	$14,063	$23,011
Short-term investments	86,741	—
Accounts Receivable and Unbilled Revenue, Net	16,419	16,336
Wireless Spectrum Held-for-Sale	—	15,646
Other Assets	11,775	7,220

Current Assets	128,998	62,213

Investment Securities	5,381	5,845
Investments in Unconsolidated Companies	3,670	15,618
Property, Plant and Equipment, Net	209,908	200,179
Other Assets	39,401	37,565

TOTAL ASSETS	$387,358	$321,420

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Portion of Long-Term Debt	$5,000	$15,000
Accounts Payable	12,553	8,482
Customer Deposits and Advance Billings	4,618	2,538
Other Accrued Liabilities	12,714	13,921

Current Liabilities	34,885	39,941

Long-Term Debt	35,000	40,000
Deferred Credits and Other Liabilities	38,095	45,599
Stockholders’ Equity	279,378	195,880

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$387,358	$321,420

CT Communications, Inc.
Customer Information

	December 31,	December 31,	%
	2006	2005	Change
ILEC Access Lines
Business Lines	28,122	28,263	(0.5%)
Residential Lines	78,298	81,854	(4.3%)

Total ILEC Access Lines	106,420	110,117	(3.4%)

CLEC Access Lines	35,615	32,546	9.4%

Greenfield Access Lines	16,619	14,929	11.3%

Total Wired Access Lines	158,654	157,592	0.7%

Wireless Subscribers	49,157	46,138	6.5%

Long Distance Lines
In ILEC	85,803	84,933	1.0%
In CLEC	24,213	24,937	(2.9%)
In Greenfield	10,424	8,603	21.2%

Total Long Distance Lines	120,440	118,473	1.7%

Internet Access Customers
Dial-Up	4,717	6,522	(27.7%)
DSL	25,704	19,507	31.8%
High Speed	835	693	20.5%

Total Internet Access Customers	31,256	26,722	17.0%

Greenfield Projects
		Projected
	Lines in	Marketable	Total
	Service	Lines	Projects
By Year Signed
Previous Years	14,247	40,000	75
2003	1,113	5,000	18
2004	920	4,000	12
2005	160	4,000	13
2006	179	2,000	8

Total	16,619	55,000	126

By Type
Mall	2,637	2,800	3
Single Family Homes	9,889	38,600	69
Multi-Dwelling Units	2,849	11,900	42
Business	1,244	1,700	12

Total	16,619	55,000	126

CT Communications, Inc.
Other Selected Financial Data
(Unaudited, in thousands)
Capital Expenditures

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2006	2005	2006	2005
ILEC	$12,932	$2,815	$25,299	$14,943
Wireless	658	518	1,789	2,210
CLEC	311	491	2,652	1,499
Greenfield	1,734	2,156	6,039	6,214
Internet	351	279	1,256	1,229
Other	1,899	260	4,999	999

Total	$17,885	$6,519	$42,034	$27,094

% of Revenue	39.9%	14.7%	23.8%	15.8%

Depreciation
	Three Months Ended December 31,		Twelve Months Ended December 31,
	2006	2005	2006	2005
ILEC	$4,988	$5,151	$20,353	$20,429
Wireless	669	697	2,596	2,378
CLEC	693	648	2,709	2,546
Greenfield	1,042	909	4,045	3,427
Internet	285	396	1,290	1,761
Other	225	334	954	1,342

Total	$7,902	$8,135	$31,947	$31,883

Reconciliation of Reported Results to Normalized Results
 For the year ended December 31, 2006

		Palmetto
	GAAP	MobileNet *	Normalized
Operating Revenue	$176,871	$—	$176,871
Operating Expense	152,610	—	152,610

Operating Income	24,261	—	24,261
Other Income (Expense)	92,038	(89,164)	2,874

Pre-Tax Income	116,299	(89,164)	27,135
Income Tax Expense	44,638	(34,943)	9,695

Net Income	$71,661	$(54,221)	$17,440

Diluted EPS	$3.62	$(2.74)	$0.88

* Equity income related to the March 2006 sale of PMN’s ownership interests in ten wireless partnerships.